Exhibit 5.1

August 29, 2025

Stereotaxis, Inc.
710 North Tucker Boulevard, Suite 110
St. Louis, Missouri 63101

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File No. 333-272102) (the “Registration Statement”), filed by Stereotaxis, Inc., a Delaware corporation (the “Company”), on May 19, 2023 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and which was declared effective by the SEC on June 6, 2023 and the base prospectus included therein (the “Base Prospectus”). We also refer to our opinion dated May 19, 2023, which was included as Exhibit 5.1 to the Registration Statement. We have also examined the prospectus supplement to the Registration Statement to be filed with the Commission on the date hereof (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering and sale by the Company of up to an aggregate of $50,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to that certain Sales Agreement, dated as of August 29, 2025, by and between the Company and Roth Capital Partners, LLC, as sales agent (the “Sales Agreement”).

In connection herewith, we have examined:

(1)	the Registration Statement, the Base Prospectus and the Prospectus Supplement;

(2)	the Sales Agreement;

(3)	the Amended and Restated Certificate of Incorporation of the Company, as amended (as so amended, the “Charter”); and

(4)	the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the SEC on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Stereotaxis, Inc. August 29, 2025 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or duly authorized committee thereof prior to the date hereof, and that in the future the Company does not issue shares of Common Stock, or reduce the total number of shares of Common Stock that the Company is authorized to issue under its Charter, such that the number of authorized but unissued shares of Common Stock under the Company’s Charter is less than the number of unissued Shares that may be issued for such minimum price.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion is being delivered by us in connection with the filing of the Prospectus Supplement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the use of our name in the related Prospectus Supplement under the caption “Legal Matters.” We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BRYAN CAVE LEIGHTON PAISNER LLP